Boulder Growth & Income Fund, Inc.

Item 77M

Mergers

On March 20, 2015, Boulder Growth & Income Fund, Inc. (“BIF”) was the surviving fund in the reorganization of Boulder Total Return Fund, Inc. (“BTF”), The Denali Fund Inc. (“DNY”) and First Opportunity Fund, Inc. (“FOFI” and, collectively with BTF and DNY, the “Acquired Funds”) into BIF.  The reorganization occurred pursuant to that certain Agreement and Plan of Reorganization, dated as of March 5, 2015, by and among BIF and the Acquired Funds (the “Agreement”).  Pursuant to the Agreement, BIF acquired all of the assets and liabilities of the Acquired Funds in exchange for shares of BIF.  The circumstances and details of the reorganization as well as a Form of Agreement and Plan of Reorganization are contained in BIF’s Registration Statement on Form N-14, filed on March 7, 2014, SEC Accession No. 0001193125-14-089202 and Form N-14 8C/A, filed on October 10, 2014, SEC Accession No. 0001193125-14-369339, which materials are incorporated herein by reference. In addition, the final version of the Agreement and Plan of Reorganization, which was executed on March 5, 2015, is included as an Exhibit to Sub-Item 77Q1(g) of this Form NSAR-A, and is incorporated herein by reference.

On June 24, 2015, the SEC issued orders under Section 8(f) of the Investment Company Act, as amended, declaring that each of BTF, DNY and FOFI ceased to be an investment company.